Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 of Material Sciences Corporation (No.’s 33-00067, 33-40610, 33-41310, 33-57648, 33-81064, 333-15679, 333-15677, 333-33885, 333-33897 and 333-88387) of our report dated May 10, 2004, November 23, 2004 as to Note 19 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) the restatement described in Note 19, (ii) the Company’s change in its method of accounting for goodwill and intangible assets, (iii) disclosures, related to the aforementioned accounting change, of financial statement amounts related to the 2002 financial statements, (iv) the change in the composition of reportable segments in 2004 and 2003 and adjustments of financial statement amounts related to the 2002 financial statements, (v) the adjustment to properly classify “cash from the cancellation (issuance) of letters of credit” in the Consolidated Statement of Cash Flows, and (vi) the 2002 financial statements were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and adjustments) appearing in this Annual Report on Form 10-K/A of Material Sciences Corporation for the year ended February 29, 2004.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Chicago, Illinois November 23, 2004

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